UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FirstEnergy Corp.
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[The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock.]

76 South Main Street Akron, Ohio 44308

George M. Smart

Chairman of the Board

May 4, 2017

[Dear Shareholder:]

In 2016, your Company achieved solid operational results, made strong progress on its regulated growth strategy and launched a plan to support the exit from commodity-exposed generation. Together, these efforts support FirstEnergy’s continued focus on creating stable, predictable and customer-service oriented growth that can benefit customers, employees and shareholders. As always, your Board is committed to representing your interests as the Company pursues these goals.

I also want to ensure that you have the information you need about the important issues that will come before investors at FirstEnergy’s 2017 Annual Meeting of Shareholders, to be held May 16. A full explanation of these items can be found in the proxy statement that is available on our website at www.firstenergycorp.com/financialreports.

Your Board of Directors recommends that you vote “FOR” the election of all nominees in Item 1 and the proposals in Items 2, 3 and 5 through 8 and “Every Year” for Item 4:

•	Elect the 13 director nominees named in the proxy statement (Item 1)

•	Ratify the appointment of our independent registered public accounting firm for 2017 (Item 2)

•	Approve, on an advisory basis, named executive officer compensation, also known as “Say-on-Pay” (Item 3)

•	Approve, on an advisory basis, the frequency of future advisory votes to approve named executive officer compensation (Item 4)

•	Approve a management proposal to amend the Company’s Amended Articles of Incorporation to increase the number of shares of authorized common stock (Item 5)

•	Approve a management proposal to amend the Company’s Amended Articles of Incorporation and Amended Code of Regulations to replace existing supermajority voting requirements with a majority voting power threshold (Item 6)

•	Approve a management proposal to amend the Company’s Amended Articles of Incorporation and Amended Code of Regulations to implement majority voting for uncontested director elections (Item 7)

•	Approve a management proposal to amend the Company’s Amended Code of Regulations to implement proxy access (Item 8)

In addition, your Board of Directors recommends that you vote “AGAINST” the three shareholder proposals in Items 9 through 11. A full explanation of our position on each of these items is available in our proxy statement.

Corporate Governance

Your Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing shareholder interests. Highlights include:

•	The positions of Chairman and CEO are separated

•	All directors are independent, other than the CEO, and are elected annually

•	Board committees are comprised entirely of independent directors

•	Our Director Resignation Policy requires any director nominee in an uncontested director election who receives a majority withheld votes to tender his or her resignation

•	Diversity is reflected in our Board composition

•	The Corporate Governance Committee and Board engage in rigorous director succession planning

•	Mandatory retirement age of 72 for our directors per our Corporate Governance Policies

•	Ongoing active shareholder engagement and outreach

Additional information on our corporate governance practices can be found in our proxy statement in the “Proxy Summary — Corporate Governance Highlights” (page iii) and “Corporate Governance and Board of Directors Information” (beginning on page 12) sections.

Named Executive Officer Compensation

Your Board seeks your support to vote FOR our advisory vote on Named Executive Officer (NEO) compensation. After significant engagement efforts with our top shareholders over the last several years, we have made substantial changes to our compensation plans and programs over the past four years, described more fully in our proxy statement beginning on page 53. We continue to benchmark our plans and programs to support direct alignment between pay and performance and your Company’s shareholders’ interests.

Mr. Jones’ total compensation continued to remain below (15 percent below in 2016) the Blended Median (as defined in the proxy statement) of our peer group of utility and general industry companies of other Chief Executive Officers (CEOs). As a result of the challenges we are currently facing in our Competitive Energy Services business and the fact that your CEO firmly believes in aligning pay for performance with the interests of shareholders, he voluntarily requested a decrease in his incentive compensation opportunities for 2017. He requested and your Board agreed that his Short-Term Incentive Program target opportunity in 2017 be decreased from 120 percent to 115 percent of his base salary and his LTIP target opportunity in 2017 be decreased from 600 percent to 545 percent of his base salary. This reduced his total incentive opportunity to the levels he held in 2015 and resulted in a reduction of nearly $700,000 in target opportunities.

To further align executive compensation with the interests of shareholders, there were no base salary increases and no increases in target opportunity levels as a percent of base salary for 2017, in the aggregate, for short-term and long-term incentive compensation, for all Section 16 insiders, including the NEOs.

Other significant changes we made to our executive compensation programs include, but are not limited to:

•	We have a fully at-risk Long-Term Incentive Program (LTIP) to emphasize the importance for our NEOs to create shareholder value. We believe this is a key component to our pay-for-performance philosophy. We are one of only a few of our peers whose LTIP is 100% at risk; in fact, the median benchmark indicates that our peers generally have a 52% performance-based LTIP component. Due to our approach, close to 90 percent of Mr. Jones’ 2016 overall target pay opportunity mix is performance-based;

•	We use a representative and relevant peer group and the Compensation Committee completed a detailed review of your Company’s peer group in 2016;

•	Your CEO waived participation in the Change-in-Control (CIC) plan beginning in September 2015 and effective this year we decreased the benefit levels for certain executives covered by the CIC plan. Please refer to page 84 of the proxy statement for more details;

•	As discussed on page 55 of the proxy statement, we set more rigorous Operating Earnings Per Share (Operating EPS) target levels from 2016 to 2017 and are requiring higher levels of Operating EPS performance to achieve higher level payouts for our short-term incentive program. The additional funding limits in 2017 better align NEO payouts to the creation of shareholder value by requiring strong financial performance before rewarding strong operational performance; and,

•	We maintain robust stock ownership guidelines for all Section 16 insiders, including the NEOs. In 2017, we increased the CEO guideline from 6X to 7X of base salary, which is above the industry and peer group median.

Your Board of Directors strongly believes that these changes, in conjunction with continued shareholder outreach, are in the best interests of shareholders and I urge you to vote “FOR” our “Say-on-Pay” advisory vote on NEO compensation (Item 3).

Please vote today — your vote is important. Thank you for your ongoing support of FirstEnergy.

Sincerely,